Technical Support and Cooperative Development Agreement

Effective the 8th day of August, 1997, in consideration of the mutual covenants hereinafter set forth, SAC Technologies, Inc. ("SAC") and Anonymous Data Corporation ("AdC"), intending to be legally bound, hereby covenant and agree as follows:

Section 1--Product Definition

1.1 SAC shall use its best efforts to provide technical support and manufacturing of the following products ("the Products") for the benefit of AdC.

         1.1.1 AdC Remote Access Terminal--the remote access terminal units will include a fingerprint reader, analysis logic, and interfaces necessary to identify an individual from their fingerprint and interface to an AdC Secure Central Database Server via a telephone connection. The access terminal includes: a keypad for user input, a LCD display for user prompting and data output, a telephone interface for remote communications, a serial communications port for interfacing to a local computer, a parallel printer interface for local printing, a speaker for audio output, and an option interface for secure video/audio communications. (See specifications attached as Exhibit B, the "Specifications")

         1.1.2 AdC Secure Central Database Server Interface--this server interface provides for the connection of up to 1024 simultaneous AdC Remote Access Terminal users. The base system supports connection of 16-32 remote users and is ungradable in 16-32 user block increments. The interface connects to a PC compatible computer to provide secure encrypted access to an on-line database utilizing a remote terminal user's BIO-KEY to control access (See specifications attached as Exhibit C, also referred to as the "Specifications").

                  The combination of the AdC Remote Access Terminal and AdC Secure Central Database Server Interface provides for the access of and associations to an AdC proprietary database consisting of user medical test data derived from biological specimens donated by the user. Which can be subsequently accessed utilizing a user's unique BIO-KEY extracted from a live scan of the user's fingerprint.




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1.2      If either party proposes a change to the Specifications of the
         Products, the other party will reasonably and in good faith consider and discuss with the proposing party the proposed change. In the event the parties mutually agree on a proposed change, the same, and the cost of the same, shall be the subject of a subsequently negotiated development agreement.

Section 2--Products to be Designed and Developed

2.1 SAC is hereby contracted to design, develop, manufacture, and deliver to AdC the AdC Remote Access Terminal and AdC Secure Central Database Server Interface Products as described in Paragraphs 1.1.1 and 1.1.2 in accordance with the Specifications.

Section 3--Obligations of AdC in Technical Support of Products

3.1 AdC shall take the following actions in connection with the technical support of the Products.

         3.1.1    Advise and consult about the Products and their applications.

         3.1.2 Make available adequate laboratory space and qualified personnel to participate in the technical support of the Products at AdC's location.

         3.1.3 Advise and consult regarding competitive products and new technical improvements and innovations to enable the Products to remain competitive.

Section 4--Ownership of the Products

4.1 SAC shall own all right, title and interest (including patent rights, copyrights, trade secrets rights, mask work rights, and other rights throughout the world) in the Products developed by SAC except as further specified in Sections 4.2, 4.3 and 4.4.

4.2 AdC shall own all right, title and interest (including patent rights, copyrights, trade secrets, mask work rights, and other rights throughout the world) in the AdC applications developed by AdC or by SAC for AdC. However, the base biometric database software used by SAC to develop AdC applications shall remain the exclusive property of SAC.



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4.3      SAC will use its best efforts to obtain appropriate patents from the
         U.S. patent office unless, based on the advice of SAC's patent counsel, SAC determines in good faith that it is not desirable to patent any part or all of the Products.

4.4 SAC and AdC agree all rights and title to proprietary intellectual property, owned respectively by each company, shall remain the sole property of the respective parties.

Section 5--Marketing Rights

5.1 SAC grants to AdC the exclusive rights to market the AdC Remote Access Terminal and the AdC Secure Central Database Server for anonymous identification and association of data to an individual's BIO-KEY in the areas of infections Disease, testing, Employee Drug testing and Genetic testing (AdC's "market segment"). AdC may market SAC's Products in other markets on a non-exclusive basis in SAC's "Field of Use" including but not limited to all markets in the world where the Products may be sold for use in industrial, commercial and consumer "Access Control" applications such as, access to information, computers, computer databases (including anonymous databases), computer networks, buildings, apartments, offices, labs, other facilities, resources and appliances. Also including all non-government, state and federal applications of personnel identification. These marketing rights, exclusive and non-exclusive, specifically exclude: the application of credit card clearing, check clearing and other financial applications, law enforcement, national identification systems, immigration control, automobiles, medical patient identification systems (for purpose of identifying a patient undergoing care in a medical facility), and personnel identification systems for federal and state government applications.

5.2 SAC has the right to market SAC's Biometric Systems and versions of the AdC Remote Access Terminal and the AdC Secure Central Database Server into any market areas except for those markets detailed in section 5.1. SAC cannot guarantee that products sold by SAC to other customers will not be used in AdC's market area, however, SAC will alert its customers to AdC's market area rights, as SAC deems appropriate.

Section 6--Price Protection

6.1 SAC guarantees that charges to AdC, for AdC Remote Access Terminal and AdC Secure Central Database Server Interface from SAC, will maintain a ten percent (10%) lower price than SAC's lowest paying client for these Products or substantially similar versions and improvements of these Products.



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Section 7--SAC's Technical Support Obligations

7.1 As part of SAC's technical support of the Products, SAC will endeavor to cause the Products to operate in substantially the same manner as described in the Specifications. SAC, at its own expense, upon receipt of written notice from AdC, will endeavor to make all adjustments and modifications necessary to cause the Products to so operate and furnish the documentation and other material to the modifications to AdC.

7.2      SAC shall further be obligated to provide the following:

         7.2.1    Advise and consult about the Products and their applications.

         7.2.2 Advise and consult regarding the manufacturing of the Products including, but not limited to, the design of the Products for manufacturing efficiency and cost reduction, as well as the ease of conducting quality assurance and testing.

         7.2.3 Advise and consult regarding competitive products and new technical improvements and innovations to enable the Products to remain competitive.

7.3 With the approval of AdC, which approval shall not be unreasonably withheld, and as the second aspect of SAC's technical support of the Products, SAC may suggest suitable and durable substitute components to the extent any specific components of the Product are not suitable or durable or are not available because of obsolescence, short supply or other reasons. If any such suggested substitution requires redesign of the Products, then such redesign shall be deemed to be a change to the Specifications of the Products. SAC shall furnish appropriate documentation as to substituted components.

7.4 SAC's technical support of the Products shall be to and for the benefit of AdC only, and (except as otherwise agreed to by SAC and AdC) shall not be to or for the benefit of any of AdC's customers.

7.5 In the event changes to the Specifications become necessary or otherwise requested the same shall not be part of SAC's obligations of technical support, but instead shall be the subject of a subsequent and mutually agreed upon development agreement.

7.6 SAC will provide typical warranty and repair support for Products provided to AdC by SAC at the prevailing industry standard rates and terms.



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Section 8--AdC's Payments to SAC

8.1 AdC shall payt to SAC, payments and other considerations described on Schedule A, including but not limited to:

         8.1.1 Commencing on the first day of the month next, following the month in which the AdC Remote Access Terminal and AdC Secure Central Database Server Interface, described in Sections 1.1.1 and 1.1.2, have been fully developed in accordance with the Specifications, the amount of $7,000 per month as a retainer and fee for the ongoing technical support of the Products for the next forty-eight (48) months.

         8.1.2 A payment of $15,000 on signing this agreement to initiate the development of AdC Products as defined in Exhibits B, C and D.

         8.1.3 A payment of $35,000, thirty (30) days after AdC has obtained debt or equity financing in the amount of $250,000 or more on terms satisfactory to AdC.

         8.1.4 A payment of $100,000 on acceptance of Product by AdC according to Specifications of Exhibits B, C and D.

         8.1.5 On signing this agreement, a Warrant with an exercise term of five (5) years to purchase three percent (3%) of the outstanding capital stock of AdC as measured at the time of exercise, at a cost of $50,000.

8.2 AT such time as SAC is no longer providing technical support with respect to the Products, the monthly technical support payment shall terminate with respect to such Products.

Section 9--Term

9.1 The term of this Agreement shall continue until August 8th 2000, and at AdC's option may be renewed for three (3) successive one-year periods. To exercise this renewal option AdC must give written notice of such exercise to SAC prior to the expiration of the original term and prior to the expiration of each one-year renewal period.



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Section 10--Use and Protection of Proprietary Information

10.1 AdC and SAC acknowledge and agree that all code, inventions, algorithms, knowledge, ideas, software, and all other business technical and financial information relating to the Products ("Proprietary Information") embody proprietary information of substantial value to SAC and AdC. However, AdC and SAC acknowledge and agree that the code, inventions, algorithms, knowledge, ideas, and software, included in the Proprietary Information, may be used by SAC in the development of other non-competitive products. However, SAC agrees that it will not use the Proprietary Information itself or for the benefit of any other person, to develop products which would compete directly or indirectly with any of the Products in AdC's market segment, or any improvements of such Products. SAC and AdC further agree they will not use Proprietary Information learned from each other without the expressed written consent of the other party (AdC and SAC). SAC shall maintain all AdC business and financial information in confidence and shall neither use, copy, or disclose, nor permit any personnel of SAC to use, copy, or disclose, such business and financial information for any purpose not specifically authorized under this Agreement or otherwise. In the event that AdC or any successor or assign of AdC, for any reason, abandons either the business of marketing or distributing the Products or similar products in AdC's market segment for a period of twelve (12) consecutive months, then, the foregoing non-competition covenant agreement of SAC contained herein shall be null, void, and of no further force and effect.

10.2 SAC shall require that the Products' software and hardware design documents, provided by SAC to AdC, be kept in separate, secure drawers, cabinets, or storage rooms, subject to restricted access by only select authorized persons.

10.3 SAC acknowledges that any use or disclosure of AdC's business and financial information by SAC or its personnel in a manner not authorized by this Agreement would likely cause AdC irreparable damage that could not be fully remedied by monetary damages. The parties therefore agree that AdC shall have the right to obtain such injunctive or other equitable relief from a court of competent jurisdiction as may be necessary or appropriate to prevent such unauthorized or unlawful action.

10.4     Notwithstanding anything to the contrary, the provisions of this
         Section 10 shall not apply to information which: (i) is or has become readily available without restriction through no fault of the receiving party or its employees or agents; (ii) is received without restriction from a third party lawfully in possession of such information and lawfully empowered to disclose such information; or (iii) was rightfully in the possession of the receiving party without restriction prior to its disclosure by the other party.



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10.5     The provisions of this Section 10 shall survive termination of this
         Agreement.

Section 11--Force Majeure and Excusable Delays

11.1 Neither party shall be liable for any costs or damages attributable to nonperformance (including delays on the part of SAC in making deliveries hereunder) arising out any "Event of Force Majeure," which shall consist of any cause not within its reasonable control and not due to its fault or negligence.

11.2 Each party shall give the other party prompt notice of the occurrence of any Event of Force Majeure that is expected to cause delay hereunder, and the date of performance by any such party shall be extended for a period not exceeding the period of delay caused by the Event of Force Majeure identified in such notice.

Section 12--Termination

12.1     This Agreement may be terminated as follows:

         12.1.1 If SAC fails to discharge any material obligation or remedy any default under this Agreement for a period of more than sixty (60) days after AdC has given SAC written notice of such failure then AdC may terminate this Agreement by giving written notice to SAC.

         12.1.2 If AdC fails to discharge any material obligation or remedy any default under this Agreement for a period of more than sixty (60) days after SAC has given AdC written notice of such failure then SAC may terminate this Agreement by giving written notice to AdC.

12.2     If this Agreement is terminated by either party in accordance with this
         Section 12:

         12.2.1 AdC shall have no further obligations to pay any money to SAC or any further obligation to cooperate in the continued development of the Products by SAC, and SAC shall have no further obligation to support the Products or cooperate in the continued development of them.

12.3 In addition to any other rights and remedies contained in Sections 12.1 and 2.2, either party shall have all other rights and remedies under applicable law, all of which rights and remedies shall be cumulative and non-exclusive to the extent permitted by law. In addition, certain obligations of each party under this Agreement are unique. If any party should default in its



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         obligation under this Agreement, the parties acknowledge that in certain circumstances which are reasonably determined by a party, it would be extremely impractical to measure the resulting damages, and accordingly, the non-defaulting party, in addition to any other available rights or remedies set forth in the preceding sentence may sue in equity for specific performance and the parties each expressly waive the defense that a remedy in damages will be adequate.

12.4 Should any litigation be commenced between AdC and SAC concerning this Agreement, the prevailing party in such litigation will be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for its attorneys fees and court costs in such litigation which shall be determined by the court in such litigation in a separate action brought for that purpose.

Section 13--Miscellaneous

13.1 This Agreement shall be binding upon the successors and assigns of the parties hereto; provided, however, that no assignment shall be made by either party without the prior written consent of the other party. Any attempt by either party to assign this Agreement or any of the rights or duties hereunder contrary to the foregoing provision shall be void.

13.2 Any notice permitted or required under this Agreement shall be deemed given when mailed by certified mail, return receipt requested, postage prepaid, or when dispatched by telegram or facsimile (and followed by a written confirmation mailed by certified mail, return receipt requested, postage prepaid, within 24 hours after such dispatch).
         Mail shall be addressed as follows:


         If to AdC:                              If to SAC:

         4340 S. Valley View Blvd.               4444 W. 76th Street, Suite 600
         Las Vegas, NV 89103                     Edina, MN 55435
         Attention to: President                 Attention to: CEO

         Or to either party at such other address as shall have notified the other pursuant to this Section 13.2.

13.3 This Agreement constitutes the entire agreement between SAC and AdC with respect to SAC's development and support of the Products for AdC, and supersedes all prior oral or written agreements and understandings and may be modified or amended only in a writing signed by the parties. No representation, promise, inducement, or statement of intention has been made or relied upon by any party hereto that is not set forth in this Agreement and the exhibits referred to herein.


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13.4     AdC shall pay directly to SAC's attorney's reasonable costs and fees in connection with the negotiation, execution and delivery of this Agreement up to a maximum of $2,500.

13.5 This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Minnesota in all respects. If any term of this Agreement conflicts with the law, all other terms of this Agreement shall remain in effect and enforceable. Any suit, action, litigation or other proceeding in connection with this Agreement, or the agreements and documents executed and delivered hereunder, will be brought, prosecuted and resolved solely in the state or federal courts located in Hennepin County, Minnesota, and each party hereby waives any objections it may have to the personal jurisdiction of such courts.

13.6 The provisions of this Agreement which on their face anticipate their survival, including but not limited to the provisions of Section 10 of this Agreement, shall survive the expiration or termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their duly authorized corporate officers as of the day and year first above written.


Anonymous Data Corporation                             SAC Technologies, Inc.


By: /s/ James E. Beecham                               By: /s/ Barry Wendt
Its: CEO                                               Its: CEO





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                                   Schedule A

                                      TERMS

Following completion of specifications and signing of the Development/Support agreement.

AdC to provide:

1)       150K as follows;

                  15K down to initiate proposed project. (See Section 8.1.1) 35K payment 30 days after AdC has obtained financing. (Section 8.1.2) 100K payment on acceptance by AdC. (Section 8.1.3)

2) Purchase order for a minimum of 500 units to be scheduled over a period of 24 months according to credit terms outlined in agreement.

3) Support payments of 7K/Month for a period of 48 months to SAC for ongoing product support from SAC. (Section 8.1)

4)       Option to purchase three percent (3%) equity stake in AdC. (Section
         8.1.4)

SAC to provide:

1)       Quantity 5 working AdC Remote Access Terminals.

2) Quantity 5 working AdC Secure Central Database Servers (complete with PC's, provided by AdC) with one modular back panel each supporting up to 16 simultaneous users.

3)       Units as specified within 5% of target prices.

4)       Ongoing product support.

5) Required software to implement proposed applications for the AdC Remote Access Terminal and AdC Central Database Server. (See Exhibit D).




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                                    Exhibit B

                           AdC REMOTE ACCESS TERMINAL


General Specifications:

Based on the current SACMAN technology with the following modifications. (See attached pages)

Add:

a)       Local Processor Core for stand-alone operation.

b) Local telephone interface with modem (14,400 Baud or greater) for remote-to-Secure Central Database Server communications.

c)       LCD display for data display and user prompting.

d)       QWERTY Keypad for user input.

e)       RS-232 Comm. port for inter-system communications or printer output.

f) Video-teleconferencing interface for optional microphone and camera. (Estimated end user option cost ($99 - $149)

g)       Speaker for audio output.

h) Parallel printer interface capable of printing bar code onto specimen labels wherein bar code corresponds to user print on one-to-one basis.

i)       Embedded AdC application software.


Remove:

a)       I/O interface logic.

Target price to AdC 4th quarter 1997 of $659 or less. (Estimated time + or - 2 Months)
Target price to AdC 2nd quarter 1998 of $595 or less. (Does not include options)




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                                    Exhibit C

                  AdC SECURE CENTRAL DATABASE SERVER INTERFACE

Preliminary specifications:

a) Support connection of up to 1024 simultaneous AdC Remote Access Terminal users for data access.

b) Modular-design back panel which can be populated incrementally in 16-32 user blocks.

c) Local firmware/commware (each back panel) which provides for intelligent data packet encryption/de-encryption tied to specific user BIO-Keys for secure data communications.

Target wholesale price of $895 or less for 1st quarter 1998. (Estimated time + or - 2 months)
Target wholesale price of $795 or less for 3rd quarter 1998.

NOTE:    Base system @ cost of $895 will support 16 or 32 (TBD) on line users.


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                                    Exhibit D


Software definitions for:

1)       AdC Remote Access Terminal

2)       AdC Secure Central Database Server Interface

         a) Including interface support for designated AdC laboratory partner PC computer and lab test data review officers

3)       AdC communicable disease proprietary database applications

4)       AdC employer/employee proprietary drug testing database application

5)       AdC genetic testing proprietary database applications

NOTE:    AdC and SAC will negotiate in good faith to define these applications